Exhibit 99.1

Osprey Acquisition Corp. III Announces Pricing of $261,000,000 Initial Public Offering

PHILADELPHIA, PA, June 30, 2026 (GLOBE NEWSWIRE) -- Osprey Acquisition Corp. III (NASDAQ:OSPRU) (the “Company”) today announced the pricing of its initial public offering of 26,100,000 units at a price of $10.00 per unit. The Company’s units will be listed on the Nasdaq Global Market under the symbol “OSPRU” and will begin trading on July 1, 2026. Each unit issued in the offering consists of one Class A ordinary share of the Company and one-third of one redeemable warrant, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on NASDAQ under the symbols “OSPR” and “OSPRW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The closing of the offering is anticipated to take place on or about July 2, 2026, subject to customary closing conditions.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an acquisition opportunity in any business or industry or at any stage of its corporate evolution. The Company’s primary focus, however, will be to identify companies that are deploying disruptive technologies and next-generation infrastructure that modernize energy systems, enable AI-driven optimization, and support the resilient, sustainable backbone of global connectivity. The management team is led by David Heikkinen as Chief Executive Officer, along with Daniel C. Herz and Jonathan Z. Cohen as Co-Executive Chairmen of the Board of Directors, Edward E. Cohen as Vice-Chairman of the Board of Directors, Thomas C. Elliott as Chief Financial Officer, and Jeffrey F. Brotman as Chief Operating Officer and Chief Legal Officer.

Cantor Fitzgerald & Co. is serving as the sole book-running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 3,915,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission on June 30, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, New York, New York 10022; Email: prospectus@cantor.com, or from the SEC website at www.sec.gov.

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. No assurance can be given that such offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact Information:

Osprey Acquisition Corp. III
info@whitehawkenergy.com